LOCORR INVESTMENT TRUST
FIFTH AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS FIFTH AMENDMENT dated as of April 1, 2014, to the Distribution Agreement, dated as of February 14, 2011, as amended December 2, 2011, April 11, 2013, May 10, 2013  and November 18, 2013 (the "Agreement"), is entered into by and between LOCORR INVESTMENT TRUST, an Ohio business trust, (the "Trust") and QUASAR DISTRIBUTORS, LLC, (the “Distributor”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Distributor desire to amend the Agreement to add a fund; and

WHEREAS, Section 11 (B.) of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

LOCORR INVESTMENT TRUST	QUASAR DISTRIBUTORS, LLC

By: /s/Jon C. Essen	By: /s/ James R. Schoenike

Printed Name: Jon C. Essen	Printed Name: James R. Schoenike

Title: COO	Title: President

4/2014	1

Amended Exhibit A to the Distribution Agreement

Separate Series of LoCorr Investment Trust

Name of Series
LoCorr Managed Futures Strategy Fund
LoCorr Long/Short Commodities Strategy Fund
LoCorr Long/Short Equity Fund
LoCorr Spectrum Income Fund
LoCorr Market Trend Fund

4/2014	2